Exhibit 4.7.15

AMENDMENT NO. 14

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(amended and restated effective January 1, 2001)

National City Corporation, a Delaware corporation, and National City Bank, a national banking association, Trustee, hereby evidence the adoption of this Amendment No. 14 to the National City Savings and Investment Plan, as amended and restated as of January 1, 2001 (the “Plan”).

1. Effective January 1, 2009, Section 1.1 of Article I of the Plan is hereby amended by the addition of a new subsection (8A) thereunder to read as follows:

“(8A) Catch-Up Contributions: Catch-Up Contributions provided for in Section 3.11.”

2. Effective January 1, 2008, Section 1.1 of Article I of the Plan is hereby amended by the deletion of subsection (11) thereunder and the substitution of a new subsection (11) in lieu thereof to read as follows:

“(11) Company: National City Corporation (a Delaware corporation) a bank holding company located in Cleveland, Ohio, and any successor corporation. The Company shall be the Plan Administrator and a Named Fiduciary hereunder.”

3. Effective January 1, 2008, Section 1.1 of Article I of the Plan is hereby amended by the addition of a new paragraph (c) of subsection (14) thereunder to read as follows:

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event of the acquisition of Company by another business organization or the merger of the Company into another business organization whereby such organization assumes the obligations of the Company (hereinafter referred to as “the Successor Organization”), the Successor Organization shall determine whether or not individuals employed by the Successor Organization in business operations which were not acquired or resulting from the acquisition of or merger with the Company shall be considered Covered Employees under this Plan. Unless determined otherwise by the Successor Organization, individuals who are not in a Former National City Corporation Position shall not be Covered Employees under the Plan. For purposes of the foregoing sentence, the term ‘Former National City Position’ shall mean any position which is paid and tracked by the National City Corporation payroll system. No action taken pursuant to this paragraph (c) shall discriminate in favor of Highly Compensated Employees.”

4. Effective January 1, 2008, Section 1.1 of Article I of the Plan is hereby amended by the deletion of subsection (44) thereunder and the substitution of a new subsection (44) in lieu thereof to read as follows:

“(44) NCC Stock: Common Stock of National City Corporation, a Delaware corporation, and any successor corporation.”

5. Effective January 1, 2008, Article III of the Plan is hereby amended by the deletion of Section 3.5 thereunder and the substitution of a new Section 3.5 in lieu thereof to read as follows:

“3.5 Amount of Matching Employer Contributions. Subject to the provisions of the Plan and Trust Agreement, each Employer shall, as and to the extent it lawfully may, contribute to the Trust Fund on account of each pay period, Matching Employer Contributions in an amount equal to 115% of the Before-Tax Contributions for each such pay period for each Participant with respect to the first 6% of each such Participant’s Credited Compensation taken into account under Section 3.1. The Employer shall deliver its Matching Employer Contribution to the Trust Fund at the same time as the Before-Tax Contributions to which the Matching Employer Contributions relate are delivered. Notwithstanding the foregoing provisions of this Section, for any month during which an ESOP Loan is outstanding, ESOP Contributions and Supplemental ESOP Contributions shall be used to fund the Employers’ obligation to make Matching Employer Contributions pursuant to this Section and shall be applied as provided in Section 16.5.”

6. Effective January 1, 2008, Article III of the Plan is hereby amended by the deletion of Section 3.6 thereunder and the substitution of a new Section 3.6 in lieu thereof to read as follows:

“3.6 Allocation of Matching Employer Contributions. Each Employer’s Matching Employer Contributions made for a payroll period shall be allocated and credited to the Account of each Participant for whom Before-Tax Contributions were made during such payroll period, with each such Participant being credited with a portion of the Employer’s Matching Employer Contribution equal to the applicable percentage (determined under Section 3.5) of his Before-Tax Contributions for the preceding payroll period. Notwithstanding the foregoing provisions of this Section, for any payroll period during which an ESOP Loan is outstanding, Participants for whom Before-Tax Contributions were made during such payroll will not be credited with a Matching Allocation pursuant to this Section, but will be allocated and credited with a Matching Allocation in accordance with the provisions of Section 16.5.”

7. Effective January 1, 2009, Article III of the Plan is hereby amended by the addition of a new Section 3.11 thereunder to read as follows:

“3.11 Catch-Up Contributions. All Participants who are eligible to make

Before–Tax Contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Any election made pursuant to this Section 3.11 shall be made in whole dollars and shall specify whether such Catch-Up Contributions are to be treated as Before-Tax Contributions or as Roth Elective Contributions under Article XVIII of the Plan. Notwithstanding the foregoing, no Catch-Up Contributions shall be made by a Participant for any payroll period unless (i) the Participant’s aggregate Before-Tax Contributions and Roth Elective Contributions (determined without regard to this Section 3.11) for such payroll period are at least equal to 6% of such Participant’s Covered Compensation for such payroll period; or (ii) such Participant is precluded from making Before-Tax Contributions and Roth Elective Contributions of such a percentage because of the limitation in effect under Code Section 402(g) and Section 4.1(1) of the Plan. Catch-Up Contributions made by a Participant (other than a Deferral Only Participant) shall be eligible for Employer Matching Contributions under Section 3.6 to the extent that such Catch-Up Contributions when aggregated with Before-Tax and Roth Elective Contributions for such payroll period do not exceed 6% of such Participant’s Credited Compensation taken into account under Section 3.5.

8. Effective as of the dates set forth herein below, Article XVII of the Plan is hereby amended by adding the following new Sections at the end thereof:

“17.61 Appendix BI – the MidAmerica Bank, fsb Employees’ Profit Sharing Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BI relating to and providing for the merger of the MidAmerica Bank, fsb Employees’ Profit Sharing Plan into this Plan, effective January 1, 2008 (or such later date as may be required by applicable law).

17.62 Appendix BJ – the MidAmerica Bank, fsb Employee Stock Ownership Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BJ relating to and providing for the merger of the MidAmerica Bank, fsb Employee Stock Ownership Plan into this Plan, effective January 1, 2008 (or such later date as may be required by applicable law).

17.63 Appendix BK – the Pioneer Bank and Trust 401(k) Profit Sharing Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BK relating to and providing for the merger of the Pioneer Bank and Trust 401(k) Profit Sharing Plan into this Plan, effective January 4, 2008 (or such later date as may be required by applicable law).

17.64 Appendix BL – Harbor Federal Savings Bank 401(k) Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BL relating to and providing for the merger of the Harbor Federal Savings Bank 401(k) Plan into this Plan, effective February 28, 2008 (or such later date as may be required by applicable law).

17.65 Appendix BM – the Savings Plan For Employees of Fidelity Federal Bank & Trust – Merger into this Plan. Attached and made a part of this Plan is Appendix BM relating to and providing for the merger of the Savings Plan For Employees of Fidelity Federal Bank & Trust into this Plan, effective March 25, 2008 (or such later date as may be required by applicable law).

17.66 Appendix BN – Harbor Federal Savings Bank Employee Stock Ownership Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BN relating to and providing for the merger of the Harbor Federal Savings Bank Employee Stock Ownership Plan into this Plan, effective March 31, 2008 (or such later date as may be required by applicable law).

17.67 Appendix BO – First of America Bank, Kankakee N.A. Profit Sharing Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BO relating to and providing for the merger of the First of America Bank, Kankakee N.A. Profit Sharing Plan into this Plan, effective October 1, 2008 (or such later date as may be required by applicable law).”

This Amendment No. 14 is executed at Cleveland, Ohio this 17th day of December, 2008 but effective as otherwise set forth above.

NATIONAL CITY BANK, TRUSTEE		NATIONAL CITY CORPORATION

By:	/s/ Christopher J. Dziak	By:	Shelley J. Seifert

Title:	Assistant Vice President	Title:	Executive Vice President

		By:	/s/ Jeffrey D. Kelly

		Title:	Vice Chairman and CFO

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